Exhibit 99.1

Key updates communicated during Q3 2022

30 September 2022

Key updates communicated during Q3 2022

  - As per our communication at the Q2 results on July 27 and at the Bank of America conference on September 22, the positive business momentum trends seen in Q2 continued into Q3, although pressures persist given the current market environment

Costs:

  - At the Q2 results, our senior management updated our cost/income ratio target for 2022 to a range of mid to low 70s (in percent), as we had to absorb a series of uncontrollable items while preserving necessary investments in controls and information technology; we saw notable pressures from inflation, higher compensation and FX and these pressures are expected to stay with us for the balance of the year. At the Q2 results, James von Moltke stated that FX represented a year-on-year headwind of € 150m on our cost base
  - Christian Sewing stated at the Q2 results that the decision to preserve and enhance investments reflects our philosophy to manage the company based on a long-term strategy and a vision for growth that will benefit stakeholders on a sustainable basis over time
  - Management focus on costs is unchanged; we are executing on our plans and, considering the uncertain environment, we will work on additional measures to ease the pressures we are facing in the near and medium term and are ready to take decisive actions where necessary
  - The financial impact of recently announced industry settlements related to third-party messaging has been recognized in previous quarters and will not affect Q3
  - As James von Moltke outlined at the Bank of America conference, we believe we have achieved sustainable profitability, but looking at the current CIR run rate of 73% for H1 2022, we will need to focus further on enhancing our margins
  - We acknowledge that inflation assumptions have run higher than previously expected and although we work on mitigating actions, pressure persists
  - As James von Moltke outlined at the Bank of America conference, we have four initiatives (German distribution network, platform migrations, front-to-back engineering and target workforce models) in place that we expect to drive € 2bn of cost savings by 2025 relative to 2021
  - We continue to drive efficiency initiatives, both tactically to offset some of the immediate pressures we see, but also structurally, to better position the Group in the future, as we discussed at the IDD in March
  - The cost discipline and culture that we have ingrained in the businesses and functions continues, as we look to our 2025 targets, which remain unchanged

Revenues:

  - At the IDD in March, we provided revenue guidance of € 26-27bn for 2022; our revenues in the first half of the year support this guidance, and we indicated that we saw a bias to the high end of the range, which we confirmed at our Q2 results and at the Bank of America conference
  - James von Moltke reiterated at the Bank of America conference that we were very pleased with the momentum that our businesses have had this year; this momentum which has come from our focused business model and the client engagement in our businesses has continued through Q3
  - We have, nevertheless, seen some pockets of weakness, which we already flagged earlier in the year, and which continued into Q3, such as Origination and Advisory and Asia Wealth Management
  - However, the strength that we saw in our core businesses persisted into Q3; this strength referred to continued momentum in the Corporate and Private Bank, in Wealth Management outside of Asia, and to the strong performance of our FIC business, especially Macro products
  - As James von Moltke reiterated at the Bank of America conference, we expect to be well within the range of € 2-2.5bn in quarterly revenues in Q3 in the Investment Bank, resulting from strong performance in our Macro, Emerging Markets and Financing businesses; this guidance includes a continued slowdown in Origination and Advisory and further mark-to-market losses in LDCM
  - Christian Sewing outlined at our Q2 results that we expect the Corporate Bank to earn € 1.5bn per quarter and James von Moltke confirmed at the Bank of America conference that we are pleased with the momentum in the Corporate Bank resulting from underlying growth
  - The Private Bank has continued to perform well, and Christian Sewing confirmed a revenue expectation of € 2.2bn per quarter at our Q2 results; James von Moltke reiterated at the Bank of America conference that we also continue to see momentum in the Private Bank
  - Further, we continue to see loan demand in both the Corporate and Private Bank which makes us confident that business momentum is currently continuing despite the uncertain environment
  - In Q2 we continued to see the impact of Valuation and Timing differences in Corporate and Other; as Christian Sewing and James von Moltke outlined at our Q2 results, we expect that the revenue impact of Valuation and Timing differences would be recovered over time through changes in markets or through the pull-to-par effect, starting in H2 2022

  - At the Bank of America conference James von Moltke also reconfirmed the net interest income guidance for 2022 previously given at our Q2 results; namely, compared to € 400m previously disclosed at the IDD in March, we now expect about € 700m of revenue benefit from current forward rates relative to 2021 in 2022, assuming a static balance sheet; this supports our 2022 revenue guidance of € 26-27bn, again with a bias to the high end
  - At the Bank of America conference James von Moltke also reconfirmed the net interest income guidance for 2025 given at our Q2 results; namely, we expect the revenue benefit from interest rates relative to 2021 to be significantly higher than € 2bn, which net of higher credit spreads is around € 1bn higher than the € 1.5bn we initially shared at the IDD in March this year, again assuming a static balance sheet
  - At the Q2 Fixed Income call on July 29, Dixit Joshi indicated that the rates benefit in the higher rate environment is tilted slightly towards the Private Bank, as opposed to the Corporate Bank, compared to the 50-50 split indicated at the IDD in March
  - We continue to execute on measures to deliver on our return on tangible equity objectives as outlined at our Q2 results. Further, our 2025 targets remain unchanged

Provision for credit losses:

  - As per our Q1 earnings report, we updated our credit loss provision guidance for the full year 2022 to around 25 basis points, as a percentage of our anticipated average loans; we reiterated this guidance at our Q2 results and at the Bank of America conference
  - This was reflective of the currently expected impacts of the war in Ukraine, slowing growth in our core markets and other dislocations
  - In our Q2 earnings report in the IFRS 9 note, we provided a conservative potential downside scenario of 20 basis points additional credit loss provisions potentially arising over the next 18 months in a downside stress scenario precipitated by a gas supply shut-off from Russia, which we estimated would apply half/half to this year and next year
  - James von Moltke stated at the Bank of America conference that even though underlying assumptions have deteriorated, passage of time has helped households and corporates to prepare better for an emerging energy crisis; hence, we would not expect the downside scenario to emerge this year, while we need to look with some caution to 2023; in 2023, we expect increasing challenges for corporates and households associated with higher energy prices, which could have a knock-on impact on credit costs

CET1 ratio:

  - At the Q4 2021 results, our senior management indicated that we expect our CET1 ratio to decline in Q1 2022 with some variability during the rest of the year, for example from pending regulatory decisions on RWA models
  - At the Q2 results we stated that we remain confident in our full year CET1 ratio target of greater than 12.5% and reiterated our full-year 2022 guidance of 13%
  - We said at previous results that we expect to build some capital throughout the year, which we assume to come from earnings; in terms of regulatory inflation, we indicated at the Q2 results that we would expect a negative impact of around 10 basis points in the second half of the year, with additional impacts expected in 2023
  - At the Bank of America conference, James von Moltke reaffirmed our commitment to distribute € 8bn of capital to our shareholders through 2025, while we remain thoughtful in our planning on how we are balancing growth, distributions and regulatory inflation

Issuance highlights:

  - On September 13, Fitch Ratings affirmed all of Deutsche Bank’s ratings and also maintained the Positive Outlook on the Long-Term Issuer Default Rating
  - $ 1.3bn 4NC3 senior non-preferred issued on July 12
  - SGD 0.5bn 4NC3 senior non-preferred debt issued on August 25, as DB’s inaugural Singapore dollar issuance further diversifying our investor base
  - € 1.5bn 8NC7 senior non-preferred issued on August 25, despite the backdrop of persistently high volatility in capital markets
  - € 1.0bn 5yr Pfandbrief and € 0.5bn 10yr Pfandbrief issued as a dual tranche on September 12
  - 2.1bn €-equivalent were bought back in August and September via two public tender offers encompassing EUR, GBP and USD denominated senior non-preferred bonds; through the transaction, DB has proactively managed its debt maturity profile and provided liquidity to current bond holders

Next significant events:

  - October 26, 2022 – Q3 2022 results
  - October 28, 2022 – Q3 2022 results – Fixed Income Call

Disclaimer

This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of March 11, 2022 under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-relations.db.com.